Exhibit 99.1

OncBioMune Announces Closing of Asset Purchase Agreement with Avant Diagnostics

Avant Diagnostics provides personalized medicine data for physicians and measures the activation state of key drug targets and signaling pathways for Biopharmas through its Theralink® assays

The stock will continue to be listed on OTC markets under the symbol “OBMP”

Golden, Colorado - June 8, 2020 - OncBioMune Pharmaceuticals, Inc. (OTC: OBMP) (“OncBioMune”) today announced the successful completion of its purchase of all the assets of Avant Diagnostics, Inc. (“Avant”), a commercial-stage, molecular profiling company. OncBioMune is currently trading on the OTC Markets under the symbol ‘OBMP’, but intends to file the necessary applications to change the stock symbol to ‘THER’ and its name to Theralink® Technologies, Inc. in the near future.

Avant Diagnostics provides personalized medicine data through its Theralink® assays, initially for breast cancer, to assist the treating physician in a data-driven process for treatment decision support and to help enable predictive biomarker-based patient therapy selection.  Avant is the leading developer of phosphoproteomic technologies for measuring the activation state of therapeutic targets and signaling pathways, a key metric for biopharmas, with applications across multiple cancer types, including breast, non-small cell lung, colorectal, gynecologic and pancreatic, among others.

Theralink® was developed to empower physicians with potentially actionable information to help them make time-sensitive treatment decisions for their patients.  Theralink® is designed to provide new predictive biomarkers for biopharmas through the direct measurement of drug target activation mapping, making Theralink® instrumental in the development of molecular targeted therapies.  The information gathered through the measurement of developed biomarkers has the potential to help physicians make molecularly rationalized treatment decisions that might improve treatment outcomes and may reduce side effects by foregoing ineffective therapy.

As consideration for the assets of Avant, OncBioMune issued to Avant shares of its Series D-1 Convertible Preferred Stock. Upon the filing of an amendment to OncBioMune’s Articles of Incorporation to increase its authorized common stock, which is expected to occur within 45 days, the shares of preferred stock issued to Avant shall automatically convert into approximately 4.4 billion shares of OncBioMune’s common stock. As a condition of the closing of the acquisition, the Company raised $1,075,000 in a private placement of its Series C-2 Convertible Preferred Stock from two institutional investors, the Cavalry Fund and Lincoln Park Capital. The Company does not have institutional debt and no longer has convertible debt or variable rate warrants.

About Avant Diagnostics, Inc.

Avant Diagnostics, Inc. is a molecular profiling company, located in Golden, Colorado, that specializes in biomarker assay services that target multiple areas of oncology. Avant provides precision oncology data through its Theralink® assays to assist the biopharmaceutical industry and clinical oncologists in identifying likely responders, initially for breast cancer, to over 70 FDA-approved drug treatments. This technology is instrumental in the development of Companion Diagnostics for molecular-targeted therapies. Theralink® empowers community physicians and clinical trial investigators with actionable information to make time-sensitive treatment decisions for their patients. Theralink® is designed to inform physicians which treatments are likely to be effective for their patients at any given moment in time, and to also identify which treatments are likely to be ineffective. These data insights have the potential to improve treatment efficacy and reduce side effects by foregoing ineffective therapy. For further information please visit http://www.avantdiagnostics.com.

About OncBioMune Pharmaceuticals, Inc.

OncBioMune Pharmaceuticals was a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, based on its proprietary therapeutic cancer vaccine technology designed to stimulate the immune system to attack tumor cells without damaging healthy tissue.

OncBioMune now brings industry-transforming proteomic technology to precision medicine, through its lab that is located in Golden, Colorado.  We intend to improve cancer outcomes for patients, reveal therapeutic options for oncologists, and support biopharmaceutical drug development by using a beyond-genomic approach to molecular profiling. For further information, please contact Andrew “Al” Kucharchuk, OncBioMune’s acting CFO, at akucha1.obmp@gmail.com.

Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by OncBioMune Pharmaceuticals with the Securities and Exchange Commission. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business and although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. The company undertakes no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

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